Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION

200 SOUTH WACKER DRIVE, SUITE 4000

CHICAGO, IL  60606-5821

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Nichter
(312) 541-7207

CONTINENTAL MATERIALS CORPORATION DELAYS FILING ANNUAL REPORT

 ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 2005

CHICAGO, April 4 – Continental Materials Corporation (AMEX; CUO) today announced that it was unable to file its Annual Report on Form 10-K for the fiscal year ended January 1, 2005 by the April 1, 2005 deadline and has, therefore, filed a notification of late filing on Form 12b-25 informing the Securities and Exchange Commission of its delayed filing. The Company expects to file its Annual Report on Form 10-K within 15 calendar days of the due date.

Continental Materials Corporation also announced that it expects to report material weaknesses in its internal controls in its Annual Report on Form 10-K. The material weaknesses relate to the methodology employed by the Company for estimating the ultimate liability for its workers’ compensation claims for the purpose of establishing its recorded reserve and to the Company’s procedures for computing the income tax provision specifically as it relates to deferred taxes.

Although the Company does not anticipate any revisions to the financial information that was reported in its earnings release of March 24, 2005, the Company has been working with its independent auditor to address these issues and remediate the deficiencies in its internal controls. The Company was not able to complete its assessment of the two situations and file its Annual Report on Form 10-K by the deadline of April 1, 2005.

About Continental Materials:

Continental Materials Corporation is headquartered in Chicago, Illinois and operates through subsidiaries in the construction materials and heating and air conditioning industries.  The construction materials segment produces and sells ready-mix concrete and construction aggregates along the Front Range in Colorado.  This segment also fabricates and sells steel and wood doors and other types of construction materials, including steel reinforcement bars.  The Company’s heating and air conditioning segment makes wall furnaces, console heaters, fan coils, and evaporative air coolers that are marketed to wholesale distributors and retail home centers, mainly in the Western and Southwestern United States.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 3, 2004 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.